Exhibit 99.1

DBGI Launches on Amazon Prime, while also Launching its Affiliate Program

AUSTIN, Texas, Oct. 28, 2021 /PRNewswire/ -- Digital Brands Group, Inc. ("DBGI") (NASDAQ: DBGI), a curated collection of luxury lifestyle, digital-first brands, today announces it launched DSTLD on Amazon Prime, while it also launched its affiliate program across all its brands.

DSTLD has officially moved past the "on-boarding" stage today with Amazon Prime, which means its product will be for sale on Amazon Prime. "We believe the extra time and work it took to qualify for Amazon Prime will result in much higher short and long-term value versus just selling as a third party on Amazon's site," said Laura Dowling, Chief Marketing Officer of Digital Brands Group.

Furthermore, in the next three days, DSTLD's Brand Store will launch on Amazon, which will include DSTLD's own videos and branded content. According to statista.com and eMarketer, 63 percent of online shoppers go to Amazon to start searching for products, which we believe will increase brand awareness and customer acquisition.

In addition to this, DBGI is launching an affiliate program across all its brands. This is the first time most of its brands have launched an affiliate program. The benefit of an affiliate program is the significant reach a brand creates working with major online publications and their millions of readers, so the brand awareness and customer reach is exponential to traditional digital marketing programs. Historically, DSLTD has generated meaningful revenue and customer acquisition growth through its affiliate programs.

Once again, Hil Davis, Chief Executive Officer of Digital Brands Group, stated that "we are excited to finally move into our growth phase, and believe these programs will show the power of our platform and the growth opportunity for Q4 of 2021 and 2022."

Finally, as we discussed in our S-1, we expect to continue to grow through acquisitions and expect to continue to acquire companies this year, most of which will require GAAP PCAOB audits. These audits take time, which results in a delayed acquisition timeframe weighted toward the final months of 2021.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "should," and "may" and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG's plans, objectives, projections and expectations relating to DBG's operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel and accessories; disruption to DBGs distribution system; the financial strength of DBG's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; DBG's response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; DBG's ability to implement its business strategy; DBG's ability to grow its wholesale and direct-to-consumer businesses; retail industry changes and challenges; DBG's and its vendors' ability to maintain the strength and security of information technology systems; the risk that DBG's facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; DBG's ability to properly collect, use, manage and secure consumer and employee data; stability of DBG's manufacturing facilities and foreign suppliers; continued use by DBG's suppliers of ethical business practices; DBG's ability to accurately forecast demand for products; continuity of members of DBG's management; DBG's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; DBG's ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; adverse or unexpected weather conditions; DBG's indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent DBG from fulfilling its financial obligations; and climate change and increased focus on sustainability issues. More information on potential factors that could affect DBG's financial results is included from time to time in DBG's public reports filed with the SEC, including DBG's Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047

Related Links

https://www.digitalbrandsgroup.co

https://ir.digitalbrandsgroup.co

SOURCE Digital Brands Group, Inc.